Exhibit 99.1

Correction: Competitive Companies, Inc. Signs Contract to Provide T-Mobile Services

•	Tuesday February 10, 2009, 8:00 am EST

RIVERSIDE, Calif., Feb. 10 /PRNewswire-FirstCall/ -- Competitive Companies Inc. (CCI) (OTC Bulletin Board: CCOP - News) announced today the Company has signed a definitive agreement with a reseller to provide T-Mobile voice and data cell phone services. The Agreement includes the ability to market wholesale and retail services with both voice SIM cards and data services throughout the T-Mobile market service area. T-Mobile provides coverage in all 51 states including Puerto Rico. SIM cards are devices enabling the operation of a cell phone. Management believes the new contract will enable the Company to generate revenues through wholesale contracts with large retail and affinity relationships. Additionally, the Company plans to offer the service to prospective retail customers visiting the Company's website.

In making this announcement, Dr. Ray Powers, newly appointed President of CCI said, "This is one of the first steps in the critical path associated with our growth initiatives, and is consistent with continuing efforts to build enterprise value. We are rapidly expanding our customer base by providing bundled services of value to consumers nationwide. Our focus is on growing product and service offerings consistent with becoming an Integrated Communications Provider of choice in select markets through a broad range of competitively priced telephony services."

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with offices in Riverside, California, Eau Clair, Wisconsin, San Antonio, Texas, and Scottsdale, Arizona. The Company began operations in 1998 to provide telecommunication services including data, voice and video to multiple dwelling units (MDUs) in tier one markets. CCI has now refocused its business model in providing voice and data services with special emphasis on rural communities throughout the United States. The Company is in the process of initiating a wide variety of new services based on technology convergence and customer demand. These new services will include wholesale and retail Cell Phone packages; VoIP telephony; 1+ long distance; 800 number services; calling cards; IP based applications; and other ancillary products and services.

CCI has assembled a management team with extensive telecommunications industry, financial, and business management experience. For more information on the Company, please visit http://www.cci-us.com/.

Forward-Looking Statements:

This press release contains statements that are "forward-looking" and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words "expect," "intend," "estimate," "will" and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are "forward-looking" statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.